NUMBER 0136

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK.

CUSIP NO. 925543 10 0

VGTel, INC.

AUTHORIZED COMMON STOCK: 200,000,000 SHARES
PAR VALUE: $0.0001

Countersigned & Registered
PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada
TRANSFER AGENT AND REGISTRAR

By: ____________

THIS CERTIFIES THAT

Is The Record Holder Of

Shares of VGTEL, INC. Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated: June 12, 2006

PRESIDENT

SECRETARY

VG Tel, INC
CORPORATE
Seal
NEW YORK